EXHIBIT 19

WYTEC INTERNATIONAL, INC.

INSIDER TRADING POLICY

(Adopted February 25, 2025)

THIS POLICY IS APPLICABLE TO ALL DIRECTORS, OFFICERS, EMPLOYEES AND OTHER RELATED

PARTIES OF WYTEC INTERNATIONAL, INC. AND ITS SUBSIDIARIES.

Introduction and Purpose of Policy

It is the policy of Wytec International, Inc. (the “Company”) to maintain proper procedures to ensure compliance with applicable securities laws and other ethical standards. In the ordinary course of business, you may learn, be exposed to or have access to confidential and highly sensitive information regarding the Company and other companies or businesses with which the Company may have or may develop a relationship. Such information may not be adequately disclosed to the general public at the time you become aware of it, but nonetheless may be considered “material” to an investor’s decision about whether to purchase or sell the Company’s stock (“Inside Information”). It may be difficult to determine whether particular information is material but the discussion under “Forms of Inside Information” contained in Section III below should provide guidance. Although you may be entrusted with this information due to your relationship with the Company, the Inside Information is considered and will be regarded as the property of the Company. Consequently, pursuant to the Company’s policy as well as various federal and state laws, you may not use Inside Information for personal gain either by purchasing or selling securities yourself or through an agent or by passing the information on to others to enable them to profit through trading.

This Policy was developed to provide you with an overview of the most significant aspects of insider trading. It also was developed generally to advise you of your legal responsibilities in handling Inside Information and the severe repercussions that may be imposed for any misuse of such information. All individuals subject to this Policy are expected to read, abide by, and retain this Policy.

Notwithstanding the foregoing, this Policy is not intended to replace your responsibility to understand and comply with the legal prohibition on insider trading. If you have specific questions regarding this Policy or the applicable law, you should contact our Chief Financial Officer (“CFO”).

Individuals and Entities Subject to Policy

This Policy applies to all individuals, such as the Company’s and its subsidiaries’ officers and directors, executive officers and other management personnel, full-time and part-time employees, salaried employees and temporary employees, who provide services to the Company and who, it is reasonably likely, will receive or be exposed to Inside Information. This Policy also applies to family members and those who share a household with someone otherwise subject to this Policy, as well as independent retirement accounts (or “IRAs”), trusts and other entities controlled by those subject to this Policy. In addition, individuals who have recently departed from the Company or otherwise terminated a relationship with the Company will be expected to comply with the terms of this Policy for a minimum of 30 days after the date of departure or termination of the relationship or for the period of time during which such individuals are in possession of Inside Information until its public release and absorption by the securities market, whichever period is longer. All of the above-described individuals who are subject to this Policy are referred to herein as “Insiders.”

Insider Trading Laws

Securities Covered

The types of securities that may be involved in insider trading include, without limitation, common and preferred stock, bonds and other debt securities and puts, calls, straddles, options, warrants, convertible debentures, and other derivative instruments, if and when issued by the Company. The insider trading laws cover not only the Company’s securities but also the securities of any other company if you learn something (other than general industry knowledge) during the course of your relationship with the Company that might affect the value of such other company’s securities. By way of example, learning that the Company may be entering into a contract with a particular company and then trading in the securities of either the Company or such other company on the basis of such knowledge could be a violation of federal and state laws (as well as this Policy), if information concerning such proposed contract is not known to the general public. Even trading in the securities of a customer or supplier on the basis of nonpublic information overheard or learned while at the offices of such customer or supplier may be a violation.

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Certain Exceptions

Stock Option Exercises. The prohibition on trading in the Company’s securities set forth above does not apply to the exercise of stock options issued under the Company’s incentive stock plans (but not the sale of any such shares), or to the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares subject to an option to satisfy tax withholding requirements. These transactions are exempt from the restrictions of the Policy because the Company is the other party to these transactions and the price does not vary with the market but is fixed by the terms of the option agreement. However, the policy does apply to any sale of stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Employee Stock Purchase Plan. The prohibition on trading in the Company’s securities set forth above does not apply to purchases of Company stock in any employee stock purchase plan of the Company resulting from any periodic contribution of money to such plan pursuant to an election made at the time of your enrollment in such plan. The policy also does not apply to purchases of Company stock resulting from lump sum contributions to such a plan, provided that you elected to participate by lump-sum payment at the beginning of the applicable enrollment period.

The policy does apply to your election to participate in such a plan for any enrollment period, and to your sales of Company stock purchased pursuant to such a plan.

401(k) Plan. The prohibition on trading in the Company’s securities set forth above does not apply to purchases of Company stock in any Company 401(k) plan resulting from any periodic contribution of money to the plan pursuant to your payroll deduction election. The policy does apply, however, to certain elections you may make under the 401(k) plan, including (a) an election to increase or decrease the percentage of your periodic contributions that will be allocated to the Company stock fund, (b) an election to make an intra-plan transfer of an existing account balance into or out of the Company stock fund, (c) an election to borrow money against your 401(k) plan account if the loan will result in a liquidation of some or all of your Company stock fund balance, and (d) your election to pre-pay a plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund.

Dividend Reinvestment Plan. The prohibition on trading in the Company’s securities set forth above does not apply to purchases of Company stock under a Company dividend reinvestment plan resulting from your reinvestment of dividends paid on Company securities. The policy does apply, however, to voluntary purchases of Company stock resulting from additional contributions you choose to make to such a plan, and to your election to participate in such a plan or increase your level of participation therein. The policy also applies to your sale of any Company stock purchased pursuant to such a plan.

Forms of Inside Information

As noted above, Inside Information is information that is both material and nonpublic. In general, information is considered material if typical investors would likely consider it to be significant in arriving at a decision to buy, sell or hold the securities of a company or would view its disclosure as significantly altering the “total mix” of information available to such investors.

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Information is generally regarded as “material” if it has market significance, that is, if its public dissemination is likely to affect the market price of securities, or if it otherwise is information that a reasonable investor would want to know before making an investment decision. Information dealing with the following subjects is reasonably likely to be found material in particular situations:

•	Significant changes in the Company’s prospects;

•	Significant write-downs in assets or increases in reserves;

•	Developments regarding significant litigation or government agency investigations;

•	Liquidity problems;

•	Changes in earnings estimates or unusual gains or losses in major operation;

•	Major changes in management;

•	Changes in dividends;

•	Extraordinary borrowings;

•	Award or loss of a significant contract;

•	Changes in debt ratings;

•	Proposals, plans, or agreements, even if preliminary in nature, involving mergers, acquisitions, divestitures, recapitalizations, strategic alliances, licensing arrangements, or purchases or sales of substantial assets;

•	Public offerings; and

•	Pending statistical reports (e.g., consumer price index, money supply and retail figures, or interest rate developments).

Material information is not limited to historical facts but may also include projections and forecasts. With respect to a future event, such as a merger, acquisition, or introduction of a new product, the point at which negotiations or product development are determined to be material is determined by balancing the probability that the event will occur against the magnitude of the effect the event would have on a company’s operations or stock price should it occur. Thus, information concerning an event that would have a large effect on stock price, such as a merger, may be material even if the possibility that the event will occur is small. When in doubt about whether particular non-public information is material, exercise caution. Consult the CFO before making a decision to disclose such information (other than to persons who need to know it) or to trade in or recommend securities to which that information relates.

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For any material information to be considered Inside Information, the information also must be nonpublic. This typically means that members of the investing public generally may not be able to access the information. It is important to note that even after information is disclosed to the general public or the market, such information still may be considered nonpublic until it has been widely disseminated (such as through a press release or filing with the Securities and Exchange Commission) and the market has had sufficient time to absorb and respond to such information. For this reason, trading immediately after the dissemination of information may be prohibited.

Examples of information that may be considered Inside Information include:

•	financial information such as revenues, expenses, earnings, earnings estimates and new sales or investment returns;

•	projections of future earnings or losses;

•	news of a pending or proposed merger, acquisition, tender or exchange offer, joint venture, or other business combination;

•	news of a significant sale of assets or the disposition of a subsidiary;

•	impending bankruptcy or financial liquidity problems;

•	changes in previously announced earnings or changes in auditors or the ability to rely on a previously issued auditor’s report;

•	gain or loss of a substantial customer or supplier;

•	defaults in senior securities, calls for redemption, or repurchase plans;

•	changes in dividends or in stockholders’ rights;

•	new product announcements of a significant nature;

•	significant product pricing changes;

•	stock splits;

•	new equity or debt offerings;

•	the gain or loss of a substantial customer or supplier;

•	significant litigation exposure due to actual or threatened litigation; and

•	changes in management or changes in control.

Other types of information may be considered Inside Information at any particular time, depending on the circumstances.

As with questions of materiality, when in doubt about whether information is non-public, consult the CFO or assume that the information is “non-public” and, therefore, treat it as confidential.

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Types of Insider Trading Transactions

Insider trading can include purchases of capital stock or other securities, which may result in a profit based on positive information about a company, and sales of capital stock or other securities, which may help avoid losses based on negative information about a company. Note that the mere fact you are aware of Inside Information when you trade in a company’s securities may subject you to liability, regardless of whether you decided to trade because of such Inside Information or whether you profited by such trade transaction.

Federal and State Regulations

Rule 10b-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), has been determined by the courts to prohibit an insider from trading in the securities of a company on the basis of Inside Information about such company in breach of a duty of trust or confidence owed to such company, the stockholders of such company or any other person who is the source of Inside Information. In addition, Rule 14e-3 promulgated under the Exchange Act prohibits the trading of the securities of a company which is the target of a tender offer by any person or entity, other than the offeror in such tender offer, that is in possession of material nonpublic information relating to the tender offer, whether such information is acquired directly or indirectly from the offeror or the company.

The federal securities laws’ insider trading restrictions apply not only to insiders who trade on the basis of Inside Information but also to those who receive tips regarding Inside Information. In unlawful tipping cases, liability extends to (i) an Insider who discloses or tips Inside Information to third parties (a “tipper”) whether or not the insider personally trades, and (ii) a third party, including a relative, business associate or friend (a “tippee”), who has received Inside Information from insiders or from other tippees and trades on the basis of such Inside Information. Liability for an insider’s direct violation or tipping violation under the federal securities laws or for failure to reasonably supervise and impose preventative measures against such violations also may be imposed on individuals and entities that “control” the insider, such as certain of the company’s officers and supervisors.

Further prohibitions against insider trading or breaching corporate confidences may exist under the statutes and common law of various states.

Finally, officers, directors and beneficial owners of more than 10 percent of a company’s outstanding equity securities also must conduct their transactions in company securities in a manner designed to comply with the “short-swing trading” rules of Section 16 of the Exchange Act. The practical effect of these provisions is that officers and directors who purchase and sell, or sell and purchase, Company securities within a six-month period must disgorge all profits to the Company whether or not they had any nonpublic information at the time of the transactions.

Laws and prohibitions against insider trading apply at all times, regardless of whether the Company is officially observing a scheduled or special “blackout” period.

Specific Policies and Restrictions

The following policies and restrictions apply to all Company Insiders. If you violate any of these rules, you may be subject to disciplinary action by the Company (including termination of your employment for cause). Although the following policies and restrictions are intended to assist you in complying with the securities laws, it is your individual responsibility to comply with the laws against insider trading and exercise appropriate judgment in connection with any trade in the Company’s stock. It is important to recognize that while stock transactions that are not made in the public market, including 401(k) purchases (if and when the Company has a 401(k) program in effect that deals with Company stock) and stock option exercises, are not covered by this Policy, the sale of any shares of stock of the Company acquired in any such transaction is subject to the terms of this Policy.

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Trading Prior to Public Disclosure of Inside Information

No purchases or sales of the Company’s stock or the securities of any other company should be made if the Insider is in possession of material nonpublic information or if such transaction would violate a federal or state law or regulatory agency rule or order. An Insider may trade in the Company’s securities or the securities of another company about which the Insider has gained Inside Information only after two full business days have elapsed following disclosure of all such Inside Information to the public through a general release to news outlets (to provide the securities markets a sufficient opportunity to absorb and evaluate such Inside Information).

Discussion of Company Information

Other than ordinary course discussions by the Chief Executive Officer (“CEO”), CFO, or others directed by the CEO or CFO in accordance with fulfilling their duties, Insiders shall not discuss Company information with the press, analysts or other persons outside of the Company. Further, Insiders are prohibited from participating in any manner in Internet or other on-line bulletin boards or chat rooms on matters concerning the Company or related topics unless the CEO or CFO authorizes participation thereby in a planned discussion of information that is not Inside Information.

Announcements of Company information may only be made by persons specifically authorized by the Company to make such announcements. Laws and regulations govern the nature and timing of such announcements to outsiders or the public and unauthorized disclosure could result in substantial liability for you, the Company and its management. Inquiries by any third party about Company information should be directed to the CEO immediately.

Speculative Trading

Insiders shall not engage in speculative transactions involving the Company’s stock (such as trying to profit in short-term movements, either increases or decreases, of the stock price). Insiders may not engage in a short sale or any equivalent transaction involving the Company’s stock (or the stock of any of the Company’s business partners in any of the situations described above). A short sale involves selling shares that you do not own at a specified price with the expectation that the price will go down so you can buy the shares at a lower price before you have to deliver them.

The Company generally discourages hedging transactions involving Company stock, such as “cashless” collars, forward sales, equity swaps and other similar or related arrangements, and requires careful prior review of any such proposed transaction by the CFO. The CFO will assess the proposed transaction and, in light of the facts and circumstances, make a determination as to whether the proposed transaction may be completed or would violate this Policy.

Exceptions for Blind Trusts and Pre-Arranged Trading Programs. Rule 10b5-1(c) of the Exchange Act provides an affirmative defense against insider trading liability under federal securities laws for a transaction done pursuant to a “blind trust” or pursuant to a written plan, or a binding contract or instruction, entered into in good faith at a time when an Insider is not aware of material nonpublic information (even though the transaction in question may occur at a time such Insider is aware of material nonpublic information). The Company may permit transactions pursuant to a blind trust or a pre-arranged trading program that complies with Rule 10b5-1 to take place during periods in which the individual entering into the transaction may have material nonpublic information during blackout periods. Insiders wishing to enter into a blind trust arrangement such as a Rule 10b5-1 (pre-arranged) trading program must notify the CFO of such intention. The CFO will review the proposed arrangements to ensure that they comply with this Policy. The Company reserves the right to bar any transactions in Company stock, even those pursuant to arrangements previously approved, if the Company determines that such a bar is in the best interests of the Company.

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Trading During Blackout Periods

The Company may, at any time, impose a “blackout” period, during which period trading by a specified group of Insiders or all Insiders would be considered inappropriate. The CFO will communicate the imposition or extension of such a blackout period to all affected parties. Insiders subject to a special “blackout” period may not disclose the fact that trading has been suspended to anyone, including other Company employees (who may themselves not be subject to the blackout), family members (other than those subject to this Policy), friends or brokers. The imposition of a special blackout period shall be treated as material nonpublic information.

Special Limitations on Classified Insiders

Standing Blackout Periods. Directors, officers and executive officers and other members of the senior management group, as well as certain other Insiders designated as having potential access to Inside Information because of their job responsibilities (collectively, “Classified Insiders”) may not trade in the Company’s securities during standing “blackout” periods commencing on the 15th day before the end of each fiscal quarter and concluding at the end of the second business day after the date of a public announcement of the Company’s earnings following such fiscal quarter. For purposes of this Policy, the term “group” shall mean anyone who formally or informally agrees to purchase, sell or vote stock in concert or for a common purpose. Trading may occur outside any such blackout period unless prohibited under this Policy or the securities laws due to possession of Inside Information or other restriction.

Reporting of Trades. A Classified Insider is required to report each transaction undertaken for the Classified Insider’s direct or indirect personal benefit (including any such transaction undertaken by family members or others within such Classified Insider’s household) in the Company’s securities or the securities of any other company with which the Company may have an existing or proposed future relationship to the CFO within seven days of such transaction. Such reporting requirement also pertains to any member of any group to which the Classified Insider belongs.

Required Procedure for Pre-Clearance of All Trades

Prior to making any trade in the Company’s stock (even during an open trading period), Insiders must first obtain pre-clearance by submitting a Request to Trade in Securities, in the form attached as Exhibit A, to the CFO at least two business days prior to such purchases or sales and obtain the written authorization of the CFO. In addition, such advance approval must be obtained before buying or selling securities in any company that the Insiders know has established or is in the process of establishing a significant business relationship with the Company, whether as a customer, supplier, affiliate or otherwise. In authorizing a trade, and in addition to reviewing the substance of the proposed trade, the CFO may consider whether it will be possible for both the individual and the Company to comply with any applicable public reporting requirements. The CFO should be contacted at least two business days before you intend to engage in any purchase or sale of Company stock.

Section 16 Insiders

Sales of stock of the Company during any particular quarter by directors, officers and executive officers and groups comprised thereof (collectively, “Section 16 Insiders”) are limited by Section 16 of the Exchange Act. Speculative trading, short-swing trading or short selling of stock of the Company by Section 16 Insiders is expressly prohibited at all times, as is the buying or selling of any publicly traded option on stock of the Company and the establishment or use of margin accounts with a broker dealer for the purpose of buying or selling stock of the Company.

Federal securities laws prohibit Section 16 Insiders from trading in company securities during a “pension plan blackout period.” The Company is required to provide Section 16 Insiders with advance notice of a pension plan blackout period. During any such period most transactions involving Company securities (including exercising stock options) will be prohibited. Any Section 16 Insider that engages in a prohibited transaction during a pension plan blackout period will be required to turn over profits on the transaction to the Company.

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Exceptions for Emergency, Hardship or Other Special Circumstances

In order to respond to emergency, hardship or other special circumstances, exceptions to the prohibition against trading during blackout periods will require the written approval of the CFO and the CEO.

Other Prohibitions

Inside Information is strictly confidential and its dissemination to outsiders is prohibited, other than when authorized by the CFO. In the absence of such authorization, disclosure through written, oral or electronic means to friends, family members, business contacts or other persons or entities would be considered prohibited dissemination. This Policy prohibits any unauthorized communication of Inside Information to others even when there is no intent or expectation that anyone will profit or otherwise benefit from the Inside Information.

Even the appearance of improper conduct must be avoided to preserve the Company’s reputation for adhering to high ethical standards of conduct. Accordingly, conduct that merely suggests the possibility of insider trading may be deemed by the Company in its sole discretion to be a violation of this Policy.

Consequences of Insider Trading

Individuals who trade on material nonpublic information or tip information to others can be subject to an array of civil and criminal penalties and regulatory sanctions. Violations are taken seriously by the Securities and Exchange Commission (the federal agency responsible for enforcing the law in this area) as well as the Department of Justice, the U.S. Attorney’s Office and the State Attorneys General. Potential repercussions include:

•	Criminal fines for individuals, regardless of whether a sizable profit or any profit at all was made, and up to 10 years of incarceration;
•	Disgorgement of profits gained or losses avoided and interest thereon (in unlawful tipping situations, tippees may be subject to disgorgement and disgorgement of both the tipper’s and tippees’ profits may be obtained from the tipper);
•	Civil penalties of up to three times the profit gained or loss avoided (additional civil penalties are available against registered securities professionals if such professionals willfully aid and abet securities law violations);
•	Injunctions against future violations or cease and desist proceedings;
•	Temporary or permanent bars from serving as a director or officer of a publicly traded company;
•	Bars or suspensions from practicing before the Securities and Exchange Commission for certain professionals; and
•	Civil liability in private lawsuits.

Penalties can be imposed even on an individual who is not a director or executive officer. In addition, separate sanctions may be imposed if a person or entity is charged with related offenses, such as mail or wire fraud or violations of the Racketeer Influenced and Corrupt Organizations Act (RICO) or the Money Laundering Control Act.

A company that knew or recklessly disregarded the fact that an employee was likely to engage in illegal trading and failed to take appropriate steps to prevent such illegal trading, is subject to civil and criminal penalties.

In addition to the potentially severe criminal and civil penalties for the violation of insider trading laws, violation of this Policy may result in the imposition of sanctions by the Company. Sanctions could include immediate dismissal or termination for cause from the Company.

A conviction or finding of liability for insider trading also sometimes results in individuals being banned from employment in the securities or financial industries or other employment, and even an allegation of insider trading may result in harm to professional and personal reputation.

A transaction that may be necessary or seem justifiable for independent reasons (including a need to raise money for a personal financial emergency) is neither an exception to this Policy nor a safeguard against prosecution for violation of insider trading laws. Instead, you are directed to follow the procedures described under “Exceptions for Emergency, Hardship or Other Special Circumstances” in Section IV of this Policy.

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Company Assistance, Enforcement of the Policy and Reporting of Violations

There are many “gray areas” in the insider trading laws and you should not try to make your own judgments about what constitutes illegal conduct. If you have any questions concerning this Policy, your responsibilities or the responsibilities of others under this Policy or specific transactions, please contact the CFO, who has been designated by the Company to address such questions and oversee the proper implementation of this Policy. In any event, err on the side of caution. If you know or have reason to believe that the Company’s Policy has been or is about to be violated, you must report this information immediately to the CFO.

Exceptions may be made to this Policy in limited circumstances when the person requesting the exception represents that he or she does not possess material nonpublic information, emergency, hardship or other special personal circumstances warrant the exception and the exception is legally permissible and does not contravene the purposes of this Policy. Any exception requires the prior written approval of the CFO or, in his or her absence (or with respect to exceptions for the CFO), the CEO. It should be understood that exceptions will rarely be made to this Policy and are entirely within the discretion of the CFO or CEO (as applicable). The Company, the CFO, and the CEO shall not be liable in any fashion for failing to provide any requested exception.

Modifications of this Policy may only be made upon the written approval of the Board of Directors.

If you have any questions regarding any of the provisions of this Policy, please contact the CFO.

Certification

The undersigned does hereby acknowledge receipt of the Company’s Insider Trading Policy regarding trading on material non-public information. The undersigned has read and understands (or has had explained to them by someone who understands) such Policy and agrees to be governed by such Policy at all times in connection with the purchase and sale of securities and the confidentiality of non-public information. The undersigned understands that if the undersigned is an Insider that is covered by this Policy, the entire policy applies to them. All Insiders must certify their understanding of, and intent to comply with, this Policy. A copy of the certification that all employees must sign is enclosed with this memorandum.

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INSIDER TRADING POLICY

CERTIFICATION

I certify that I have received and reviewed the Company’s Insider Trading Policy. I understand that the Chief Financial Officer is available to answer to any questions I have regarding the Policy.

Signature: ________________________

Date: ____________________________

Print name: _______________________

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Exhibit A

REQUEST TO TRADE IN SECURITIES

TO: Chief Financial Officer of Wytec International, Inc.

FROM:

RE: Pending Securities Transaction

DATE:

The undersigned intends to buy/sell ________ shares of Common Stock of_________________ on or before ______________. In connection with the pending transaction, the undersigned hereby requests permission from Wytec International, Inc. to engage in the above described transaction and hereby certifies to Wytec International, Inc., that, to the best knowledge of the undersigned, I am not in possession of any information that is not also available to the public at large or which could affect the market price of the above security or to which a reasonable investor would attach importance in deciding whether to buy, sell, or retain such security.

Approved this ___ day of ______ ____

WYTEC INTERNATIONAL, INC.

By: ____________________________

Name: ___________________________

Title: ____________________________

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